News Release

Investor Contact:	Media Contact:
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports First Quarter 2006 Results

Total Domestic Borders Superstore Sales Increase 4.7%; Management Reaffirms Full-Year 2006 Guidance

ANN ARBOR, Mich., May 23, 2006—Borders Group, Inc. (NYSE:BGP) today reported first quarter results for the period ended April 29, 2006. Consolidated sales were up 1.5% over a year ago at $860.0 million. First quarter comparable store sales at domestic Borders superstores increased by 0.7%. The company recorded a consolidated loss of $0.29 per share resulting from costs related to strategic initiatives combined with a challenging sales environment.

“The investments we are making to support our brand, infrastructure and other strategic initiatives contributed to the loss for the period,” said Borders Group Chief Executive Officer Greg Josefowicz.
“This loss was at the high end of our guidance range primarily because of a challenging sales environment, especially in the U.K. and at Waldenbooks stores, but also at domestic Borders superstores late in the quarter. Looking ahead, by the end of the third quarter, most of the year’s investment will be completed. So, as previously stated, we expect to generate all of our projected EPS growth for 2006 within the fourth quarter. We remain confident that our investment strategy is the right path for our long-term growth. Our goal is to achieve annual consolidated earnings per share growth in the mid-teens beginning in 2007.”

Consolidated Results

Borders Group achieved first quarter consolidated sales of $860.0 million, an increase of 1.5% over 2005. The consolidated net loss increased to $18.9 million, compared to a loss of $5.3 million a year ago. Gross margin as a percent of sales declined by 2.0% in the first quarter from 25.6% to 23.6%. The gross margin decline was primarily due to increased promotional discounts related to higher than anticipated customer sign-ups for the company’s recently launched Borders RewardsSM loyalty program, as well as increased supply chain costs enterprise wide and higher occupancy costs as a percent of sales specifically within the Waldenbooks Specialty Retail and International segments. SG&A as a percent of sales was even with a year ago at 26.2%. Interest expense increased by $3.2 million to $5.4 million primarily due to higher debt levels resulting from capital expenditures, inventory investment and stock repurchases.

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Borders Group Q1 2006--2

Borders Group continued to provide direct returns to shareholders in the form of dividends and stock repurchases. In the first quarter, the company repurchased 741,000 shares of its common stock totaling $17.7 million. Capital expenditures were $40.4 million for the period compared to $40.8 million in 2005. As a result of these investments over the past year, debt net of cash totaled $395.8 million at period-end compared to $107.8 million one year ago.

Domestic Borders Superstores

First quarter sales at domestic Borders superstores were $606.4 million, an increase of 4.7% over the same period in 2005. Comparable store sales for the segment increased by 0.7% for the quarter. Book sales at Borders increased by nearly 2% on a same-store sales basis, while comparable store sales of music declined by 12%. Comparable store sales in remodeled locations continued to trend favorably compared to the rest of the chain. Specifically, remodeled stores performed 2.6% better than the rest of the chain on a same-store sales basis in the first quarter. The cafe and gifts and stationery categories were the strongest performers in remodeled stores.

Net income for the period was down $4.4 million over the prior year to $3.6 million. In the first quarter, the company opened five new Borders superstores in the U.S., ending the period with a total of 478 total domestic locations.

International

Total sales in the International segment were $126.4 million in the first quarter, which is up by 1.4% compared to the same period a year ago. Excluding the impact of foreign currency translation, total International sales would have increased by 7.7% for period.

First quarter comparable store sales in the segment increased by 0.4% in local currency. Overall, sales results were impacted by continued sales weakness in the U.K., where the majority of Borders stores are located. Net loss for the International segment in the first quarter was $8.1 million compared to a loss of $5.8 million a year ago. Borders Group opened one new International superstore in the first quarter, ending the period with a total of 56 locations outside of the U.S.

Waldenbooks Specialty Retail

In the Waldenbooks Specialty Retail segment, comparable store sales decreased by 7.3% in the first quarter due primarily to weakness in hardcover bestsellers. Total sales within the Waldenbooks Specialty Retail segment were down 11.1% for the period to $127.2 million. Net loss in the segment was $3.5 million compared to net income of $0.5 million a year ago. Borders Group closed 16 Waldenbooks Specialty Retail segment stores in the first quarter, ending the period with a total of 665 locations.

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Borders Group Q1 2006—3

Non-Operating Adjustments

All net income and earnings per share figures reported include the impact of non-operating adjustments, which for the first quarter totaled after-tax income of $0.3 million, resulting from a legal settlement, which was offset by asset disposals as well as accelerated depreciation costs related to store remodels. This income compares to an after-tax charge of $1.8 million in the first quarter of last year.

Q2 2006 Outlook

•
Management projects a consolidated loss of $0.10 to $0.20 per share for the second quarter compared to earnings of $0.02 per share in the second quarter of 2005. The increased loss versus last year is partly attributed to costs associated with the launch of the Borders Rewards program and the opening of the new distribution center. The projection includes the impact of non-operating adjustments, expected to be an after-tax charge of $0.00 to $0.02 per share.

•
For all business segments, sales in the second quarter will be challenged due to difficult comparisons to a year ago when the sixth book in the Harry Potter series—Harry Potter and the Half-Blood Prince—was released.

•	Comparable store sales for Borders domestic superstores are expected to decline in the low single digits.

•	Comparable store sales for Waldenbooks Specialty Retail stores are expected to decline in the low double digits.

•	Comparable store sales for International superstores are expected to be flat in local currency.

Full Year 2006 Outlook

•
Management reiterates its projection that full-year 2006 consolidated earnings per share will range from $1.42 to $1.60, which is flat to up 13% over 2005, with all of this potential growth expected in the fourth quarter. This projected range includes the impact of non-operating expenses, expected to be an after-tax charge of $0.08 to $0.12 per share.

•	Comparable store sales for Borders domestic superstores are expected to increase in the low single digits.

•	Comparable store sales for Waldenbooks Specialty Retail stores are expected to decline in the mid-single digits.

•	Comparable store sales for International superstores are expected to increase in the low single digits in local currency.

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Borders Group Q1 2006--4

Next Financial Release/Conference Call

Borders Group will issue second quarter 2006 results August 22 after market close with a conference call to follow August 23 at 8 a.m. Eastern.

About Borders Group
Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 35,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimated," "look," "continuing," "plans," "guidance, " "goal," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans and expected benefits relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion, remodels and the addition of the Seattle’s Best Coffee and Paperchase brands to certain Borders stores; the stability and capacity of the company's information systems; the successful opening and integration of the new east coast distribution center; and changes in foreign currency exchange rates.

Exhibit 99.1 to the company's Form 10-K for the fiscal year ended January 28, 2006 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
###

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited
Sales and Earnings Summary

	Quarter Ended April 29, 2006			Quarter Ended April 23, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$606.4	$-	$606.4	$579.4	$-	$579.4
Waldenbooks Specialty Retail	127.2	-	127.2	143.1	-	143.1
International	126.4	-	126.4	124.7	-	124.7
Total sales	860.0	-	860.0	847.2	-	847.2
Other revenue	7.8	-	7.8	10.1	-	10.1
Total revenue	867.8	-	867.8	857.3	-	857.3
Cost of goods sold, including occupancy costs	664.2	0.7	664.9	641.0	(0.3)	640.7
Gross margin	203.6	(0.7)	202.9	216.3	0.3	216.6
Selling, general and administrative expenses	227.2	(1.8)	225.4	218.5	2.8	221.3
Pre-opening expense	1.9	-	1.9	1.2	-	1.2
Asset impairments and other writedowns	-	0.6	0.6	-	0.3	0.3
Operating income (loss)	(25.5)	0.5	(25.0)	(3.4)	(2.8)	(6.2)
Interest expense	5.4	-	5.4	2.2	-	2.2
Income (loss) before income taxes	(30.9)	0.5	(30.4)	(5.6)	(2.8)	(8.4)
Income taxes	(11.7)	0.2	(11.5)	(2.1)	(1.0)	(3.1)
Net income (loss)	$(19.2)	$0.3	$(18.9)	$(3.5)	$(1.8)	$(5.3)

Basic EPS	$(0.30)	0.01	(0.29)	$(0.05)	$(0.02)	$(0.07)
Basic weighted avg. common shares	64.4	64.4	64.4	73.2	73.2	73.2

Comparable Store Sales
Domestic Borders Superstores	0.7%			(1.0%)
Waldenbooks Specialty Retail	(7.3%)			(3.1%)
International Borders Superstores	0.4%			1.2%
(In local currency)

Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended April 29, 2006			Quarter Ended April 23, 2005
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	70.5%	-%	70.5%	68.4%	-%	68.4%
Waldenbooks Specialty Retail	14.8	-	14.8	16.9	-	16.9
International	14.7	-	14.7	14.7	-	14.7
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	0.9	-	0.9	1.2	-	1.2
Total revenue	100.9	-	100.9	101.2	-	101.2
Cost of goods sold, including occupancy costs	77.2	0.1	77.3	75.6	-	75.6
Gross margin	23.7	(0.1)	23.6	25.6	-	25.6
Selling, general and administrative expenses	26.4	(0.2)	26.2	25.9	0.3	26.2
Pre-opening expense	0.2	-	0.2	0.1	-	0.1
Asset impairments and other writedowns	-	0.1	0.1	-	-	-
Operating income (loss)	(2.9)	-	(2.9)	(0.4)	(0.3)	(0.7)
Interest expense	0.6	-	0.6	0.3	-	0.3
Income (loss) before income taxes	(3.5)	-	(3.5)	(0.7)	(0.3)	(1.0)
Income taxes	(1.3)	-	(1.3)	(0.3)	(0.1)	(0.4)
Net income (loss)	(2.2)%	-%	(2.2)%	(0.4)%	(0.2)%	(0.6)%

(1)   Results from 2006 were impacted by a number of non-operating items, including income from a legal settlement. Partially offsetting this income are accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.
(2)  Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited

Condensed Consolidated Balance Sheets

	April 29,	April 23,	January 28,
	2006	2005	2006
Assets
Cash and cash equivalents	$47.0	$94.4	$81.6
Inventory	1,460.1	1,335.7	1,405.9
Other current assets	159.5	121.1	150.3
Property and equipment, net	717.8	648.4	703.9
Other assets and deferred charges	119.4	101.4	106.0
Goodwill	125.6	130.2	124.5
Total assets	$2,629.4	$2,431.2	$2,572.2
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$437.5	$147.0	$207.1
Accounts payable	616.6	562.7	660.3
Other current liabilities	326.3	335.8	443.7
Long-term debt	5.3	55.2	5.4
Other long-term liabilities	338.0	296.4	326.6
Total liabilities	1,723.7	1,397.1	1,643.1
Minority interest	1.4	1.4	1.3
Total stockholders' equity	904.3	1,032.7	927.8
Total liabilities, minority interest and stockholders’ equity	$2,629.4	$2,431.2	$2,572.2

Store Activity Summary

	Quarter Ended		Year Ended
	April 29,	April 23,	January 28,
	2006	2005	2006
Domestic Borders Superstores
Beginning number of stores	473	462	462
Openings	5	-	15
Closings	-	(1)	(4)
Ending number of stores	478	461	473
Ending square footage (in millions)	11.9	11.6	11.8

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	678	705	705
Openings	3	3	23
Closings	(16)	(6)	(50)
Ending number of stores	665	702	678
Ending square footage (in millions)	2.6	2.8	2.6

International Borders Superstores
Beginning number of stores	55	42	42
Openings	1	4	13
Closings	-	-	-
Ending number of stores	56	46	55
Ending square footage (in millions)	1.4	1.2	1.4

Books, etc. International Stores
Beginning number of stores	33	35	35
Openings	-	-	-
Closings	(2)	-	(2)
Ending number of stores	31	35	33
Ending square footage (in millions)	0.1	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended April 29, 2006			Quarter Ended April 23, 2005
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Domestic Borders Superstores
Sales	$606.4	$-	$606.4	$579.4	$-	$579.4
EBITDA (1)	20.7	1.6	22.3	31.8	0.1	31.9
Depreciation expense	20.1	0.7	20.8	19.8	1.9	21.7
Interest expense (income)	(4.4)	-	(4.4)	(2.9)	-	(2.9)
Income taxes	1.9	0.4	2.3	5.8	(0.7)	5.1
Net income (loss)	3.1	0.5	3.6	9.1	(1.1)	8.0
Net income (loss) per share	$0.05	$0.01	$0.06	$0.13	$(0.02)	$0.11

Waldenbooks Specialty Retail
Sales	$127.2	$-	$127.2	$143.1	$-	$143.1
EBITDA (1)	(11.9)	0.1	(11.8)	(6.3)	(0.4)	(6.7)
Depreciation expense	4.2	-	4.2	3.4	-	3.4
Interest expense (income)	(10.2)	-	(10.2)	(10.9)	-	(10.9)
Income taxes	(2.3)	-	(2.3)	0.4	(0.1)	0.3
Net income (loss)	(3.6)	0.1	(3.5)	0.8	(0.3)	0.5
Net income (loss) per share	$(0.05)	$-	$(0.05)	$0.01	$-	$0.01

International
Sales	$126.4	$-	$126.4	$124.7	$-	$124.7
EBITDA (1)	(2.6)	(0.5)	(3.1)	0.4	(0.3)	0.1
Depreciation expense	5.0	-	5.0	4.5	-	4.5
Interest expense (income)	5.2	-	5.2	5.1	-	5.1
Income taxes	(5.0)	(0.2)	(5.2)	(3.6)	(0.1)	(3.7)
Net income (loss)	(7.8)	(0.3)	(8.1)	(5.6)	(0.2)	(5.8)
Net income (loss) per share	$(0.13)	$-	$(0.13)	$(0.08)	$-	$(0.08)

Corporate (2)
EBITDA (1)	$(2.4)	$-	$(2.4)	$(1.6)	$(0.3)	$(1.9)
Interest expense (income)	14.8	-	14.8	10.9	-	10.9
Income taxes	(6.3)	-	(6.3)	(4.7)	(0.1)	(4.8)
Net income (loss)	(10.9)	-	(10.9)	(7.8)	(0.2)	(8.0)
Net income (loss) per share	$(0.17)	$-	$(0.17)	$(0.11)	$-	$(0.11)

Consolidated
Sales	$860.0	$-	$860.0	$847.2	$-	$847.2
EBITDA (1)	3.8	1.2	5.0	24.3	(0.9)	23.4
Depreciation expense	29.3	0.7	30.0	27.7	1.9	29.6
Interest expense (income)	5.4	-	5.4	2.2	-	2.2
Income taxes	(11.7)	0.2	(11.5)	(2.1)	(1.0)	(3.1)
Net income (loss)	(19.2)	0.3	(18.9)	(3.5)	(1.8)	(5.3)
Net income (loss) per share	$(0.30)	0.01	$(0.29)	$(0.05)	$(0.02)	$(0.07)

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2006 were impacted by a number of non-operating items, including income from a legal settlement. Partially offsetting this income are accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.